Exhibit 1A-11.A

Consent of Independent Registered Public Accounting Firm

Board of Managers and Sole Member

CERES Coin LLC

We hereby consent to the use in this Offering Circular on Form 1-A/A of CERES Coin LLC of our report dated May 19, 2020, related to the financial statements of CERES Coin LLC as of December 31, 2019 and 2018 and for the years then ended. Our report on the financial statements includes an explanatory paragraph expressing substantial doubt regarding CERES Coin LLC’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular included in such Offering Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

October 6, 2020

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660/Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com